Exhibit 10.1

CG Oncology, INC. 2024 INCENTIVE AWARD PLAN

PERFORMANCE BASED RESTRICTED STOCK UNIT GRANT NOTICE

Capitalized terms not specifically defined in this Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2024 Incentive Award Plan (as amended from time to time, the “Plan”) of CG Oncology, Inc. (the “Company”).

The Company hereby grants to the participant listed below (“Participant”) the Performance Based Restricted Stock Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance Based Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:	[Insert full name here]
Grant Date:	Insert grant date]
Number of PSUs:	[Insert number of PSUs]
Performance Period:	[Insert performance period] (the “Performance Period”)
Vesting Schedule:

The number of PSUs that will vest pursuant to this Award is an amount ranging from 0% to 100% of the PSUs based on Company’s achievement of the performance goals as described in Attachment A attached hereto (the “Performance Goal”), subject to Participant remaining as a Service Provider through the vesting date of the PSUs. The Number of PSUs, if any, that become vested will be determined promptly by the Board (or a committee of the Board) following the Performance Period and will be determined in accordance with the Company’s achievement of the Performance Goal. Vesting shall terminate upon Participant’s Termination of Service.

In addition, in the event a Participant experiences a Termination of Service as a result of (a) Participant’s termination by the Company other than for Cause (and excluding a Termination of Service as a result of Participant’s death or Disability), or (b) Participant’s resignation for Good Reason, in each case within eighteen (18) months following a Change in Control, then any remaining unvested PSUs shall become fully vested on the date of such Termination of Service.

If the Company uses an electronic capitalization table system (such as E*Trade, Shareworks or Carta) and the fields in this Grant Notice are blank or the information is otherwise provided in a different format electronically, the blank fields and other information will be deemed to come from the electronic capitalization system and is considered part of this Grant Notice.

By accepting (whether in writing, electronically or otherwise, including an acceptance through an electronic capitalization table system used by the Company) the PSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has received a copy of the prospectus for the Plan, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

Internet Availability of Plan Materials. The Company will furnish Plan materials (including the Plan, prospectus, annual report on Form 10-K and proxy statement and other information provided to the Company’s stockholders) relating to the Plan to Participant electronically, instead of mailing printed copies of these materials to each person eligible to participate in the plans. This process is designed to expedite Participant’s receipt of the plan materials, reduce the costs of printing and distributing these materials, and help conserve natural resources. These materials are available through the Company’s electronic capitalization table system (such as E*Trade, Shareworks or Carta) and the annual report on Form 10-K and proxy statement and other information provided to our stockholders is also available on the Company’s website at https://cgoncology.com/. The Plan is available at https://www.sec.gov/Archives/edgar/data/1991792/000119312524016881/d746958dex103.htm. However, if Participant would prefer to receive printed copies of the Plan materials or information provided to the Company’s stockholders without charge, please contact: CG Oncology, Inc., Attn: Secretary, 400 Spectrum Center Drive, Suite 2040, Irvine, CA 92618, Telephone: (949) 409-3700, Email: information@cgoncology.com.

CG Oncology, INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:	Title:

ATTACHMENT A

PERFORMANCE GOAL

•

EXHIBIT A

PERFORMANCE BASED RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Performance Based Restricted Stock Unit Grant Notice (the “Grant Notice”) or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1
Award of PSUs. The Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the PSUs have vested.
1.2
Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3
Unsecured Promise. The PSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT

2.
2.1
Vesting; Forfeiture. The PSUs will vest according to the vesting schedule in the Grant Notice (the “Vesting Schedule”), except that any fraction of a PSU that would otherwise be vested will be accumulated and will vest only when a whole PSU has accumulated, if applicable. Except as provided in the Grant Notice, in the event of Participant’s Termination of Service for any reason, all unvested PSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.
2.2
Settlement.

(a) PSUs will be paid in Shares as soon as administratively practicable after the vesting of the applicable PSU, but in no event more than sixty (60) days after the applicable vesting date. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Laws until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

(b) All distributions shall be made by the Company in the form of whole shares of Common Stock.

(c) Neither the time nor form of distribution of Shares with respect to the PSUs may be changed, except as may be permitted by the Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.
3.1
Tax Withholding.

(a) Regardless of any action the Company, any Subsidiary or Participant’s employing company, if different (the “Employer,” and, collectively, the “Company Group”) takes with respect to any or all Tax Obligations (as defined below), Participant understands that Participant (and not the Company) shall be responsible for any Tax Obligations, which may exceed the amount actually withheld by the Company Group. Participant agrees to indemnify and keep indemnified the Company Group from and against any such Tax Obligations.

(b) The Company Group shall not be obligated to deliver any certificate representing Shares issuable with respect to the PSUs to Participant or his or her legal representative unless and until Participant or his or her legal representative will have paid or otherwise satisfied in full the amount of all Tax Obligations resulting from the grant, vesting, or settlement of the PSUs, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the PSUs. The Company Group will have the authority and the right to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any Tax Obligation, including, without limitation, the authority to deduct such amounts from other compensation payable to Participant by the Company Group. Participant acknowledges that if Participant is subject to Tax Obligations in more than one jurisdiction, the Company Group may be required to withhold or account for Tax Obligations in more than one jurisdiction. Participant agrees to pay the Company Group any Tax Obligations that cannot be satisfied by the means described in this Section 3.1 or Section 9.5 of the Plan.

(c) Unless Participant elects to satisfy the Tax Obligation by some other means in accordance with Section 9.5 of the Plan, the Company Group will have the right, but not the obligation, with respect to the Tax Obligation arising as a result of the grant, vesting, or settlement of the PSUs, to treat Participant’s failure to provide timely payment in accordance with Section 9.5 of the Plan as Participant’s election to satisfy the Tax Obligation by requesting the Company Group to withhold a net number of vested Shares otherwise issuable pursuant to the PSUs having a then-current fair market value not exceeding the amount necessary to satisfy the Tax Obligation in accordance with Section 9.5 of the Plan (provided that if Participant is subject to Section 16 of the Exchange Act, any such action by the Company will require the approval of the Administrator).

(d) Subject to the limitations set forth in Section 9.5 of the Plan, the Company Group may withhold or account for Tax Obligations by considering applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) (but in no event in excess of such rate as may be required to avoid the liability classification of the PSUs under generally accepted accounting principles in the United States of America). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash and (with no entitlement to the equivalent in Shares) or if not refunded, Participant may seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax Obligations directly to the applicable tax authority or to the Company Group.

(c) Neither the Company nor any Subsidiary makes any representation or undertaking regarding the tax treatment to Participant in connection with the awarding, vesting or settlement of the PSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the PSUs to reduce or eliminate Participant’s tax liability.

(d) Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company and/or any of its agents.

(e) For purposes of this Agreement, “Tax Obligations” shall mean (i) all federal, state, local and foreign withholding or other taxes applicable to Participant’s taxable income, plus (ii) if permitted under the laws of the jurisdiction in which Participant resides, any liability of the Company Group for income tax, withholding tax, wage tax, solidarity surcharge, and any other employment related taxes or social security contributions in any jurisdiction, in each case resulting from the grant, vesting or settlement of the PSUs, the acquisition of Shares by Participant, the disposal of any Shares, or otherwise pursuant to this Agreement, or any other taxable event related to the PSUs.

ARTICLE IV.

OTHER PROVISIONS

4.
4.1
Award Not Transferable; Other Restrictions. Without limiting the generality of any other provision hereof, the Award will be subject to the restrictions on transferability set forth in Section 9.1 of the Plan. Without limiting the generality of any other provision hereof, Participant hereby expressly acknowledges that Section 10.8 (“Lock-Up Period”) of the Plan is expressly incorporated into this Agreement and is applicable to the Shares issued pursuant to this Agreement.
4.2
Clawback Provisions. By executing this Agreement and accepting this Award, Participant agrees that all compensation received by Participant, including Awards under the Plan (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt of this Award or upon the receipt or resale of any Shares underlying this Award), shall be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Recovery Arrangements and Section 10.13 of the Plan, notwithstanding any other agreement to the contrary. Participant agrees that Participant is not entitled to indemnification in connection with any enforcement of the Recovery Arrangements and expressly waives any rights to such indemnification under the Company’s organizational documents or otherwise. By executing this Award Agreement, Participant agrees to take all required action in a reasonably prompt manner, as applicable, to enable the enforcement of the Recovery Arrangements and Section 10.13 of the Plan.
4.3
Adjustments. Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.4
Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.5
Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.6
Conformity to Securities Laws. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the PSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended to the extent necessary to conform to such Applicable Laws or any such exemptive rule described in the preceding sentence.
4.7
Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.8
Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. This Agreement may be amended by the Company in accordance with Section 9.6 of the Plan.
4.9
Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.10
Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the PSUs, as and when settled pursuant to the terms of this Agreement.
4.11
Rights as a Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
4.12
Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.13
Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.14
Governing Law. The provisions of the Plan and all Awards made thereunder, including the PSUs, shall be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.
4.15
Section 409A.

(a) Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”). The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A.

(b) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the Shares issuable pursuant to the PSUs hereunder shall be distributed to Participant no later than the later of: (A) the fifteenth (15th) day of the third month following Participant’s first taxable year in which such PSUs are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such PSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder.

4.16 Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the PSUs awarded under the Plan or future awards that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

4.17 Appendix. Notwithstanding any provisions in this Agreement, the PSUs shall be subject to any additional terms and conditions for Participant’s country set forth in the Appendix attached hereto. Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country, if any, will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

* * * * *

APPENDIX TO THE CG ONCOLOGY, INC.

2024 INCENTIVE AWARD PLAN

PERFORMANCE BASED RESTRICTED STOCK UNIT AGREEMENT

FOR PARTICIPANTS OUTSIDE OF THE UNITED STATES

This Appendix includes additional terms and conditions applicable to Participants who provide services to the Company in the countries identified below. These terms and conditions are in addition to those set forth in the Grant Notice and Agreement and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Grant Notice or the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Appendix without definition shall have the meaning ascribed to such term in the Plan, the Grant Notice or the Agreement, as applicable. This Appendix forms part of the Agreement.

If Participant is a citizen or resident of a country other than the one in which Participant is currently residing and/or working, transfers employment and/or residency to another country after the Grant Date, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to Participant.

For Participant’s convenience and information, the Company has provided certain general information regarding some of the tax and/or exchange control requirements that may apply to Participant in certain of the countries identified below. The Company undertakes no obligation to update any such information and does not ensure that it is complete or correct. As a result, the Company strongly recommends that Participant not rely on the information in this Appendix as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time the PSUs vest and are settled and Participant acquires Shares or sells Shares acquired under the Plan. The absence of any information on tax or foreign exchange requirements for any particular country should not be regarded as an indication that no such requirements apply in that country. The laws, rules and regulations of any country regarding the holding of securities may be subject to frequent change.

Participant is advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in Participant’s country may apply to Participant’s individual situation.

GLOBAL PROVISIONS

1.
Data Protection. As a condition for receiving this Award, Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company Group exclusively for implementing, administering and managing Participant’s participation in the Plan. The Company Group may hold certain personal information about a Participant, including Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company Group; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company Group may transfer the Data amongst themselves as necessary to implement, administer and manage Participant’s participation in the Plan, and the Company Group may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in Participant’s country, or elsewhere, and Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or Participant may elect to deposit any Shares. The Data related to Participant will be held only as long as necessary to implement, administer, and manage Participant’s participation in the Plan. Participant may, at any time, view the Data that the Company holds regarding Participant, request additional information about the storage and processing of the Data regarding Participant, recommend any necessary corrections to the Data regarding Participant or refuse or withdraw the consents in this paragraph in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, Participant may forfeit any outstanding Awards if Participant refuses or withdraws the consents in this paragraph. For more information on the consequences of refusing or withdrawing consent, Participant may contact his or her local human resources representative.

If Participant resides in the United Kingdom or the European Union, the Company Group will hold, collect and otherwise process certain Data as set out in the applicable Company’s GDPR-compliant data privacy notice, which will be or has been provided to Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.

2.
Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and Participant’s country, if different, which may affect Participant’s ability to directly or indirectly, for himself or herself or for a third party, acquire or sell, or attempt to sell, Shares during such times as such Participant is considered to have “inside information” regarding the Company (as defined by Applicable Laws) or the trade in Shares. Any restrictions under these laws or regulations may be separate and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. It shall be each Participant’s responsibility to comply with any applicable restrictions, and each Participant should speak with a personal advisor on this matter.
3.
Foreign Asset/Account Reporting; Exchange Controls. Each country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect Participant’s ability to purchase or hold Shares or cash received in respect of the PSUs (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country. Participant also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. It shall be Participant’s responsibility to be compliant with such regulations, and Participant should consult a personal legal advisor for any details.
4.
Language. By participating in the Plan, Participant acknowledges that Participant is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow him or her to understand the terms and conditions of the Plan and the Award Agreement applicable to Participant’s country of residence. If Participant has received the Award Agreement and the Plan applicably to his or her country of residence or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
5.
Currency. Participant understands that, any amounts related to the PSUs will be denominated in U.S. dollars and will be converted to any local currency using a prevailing exchange rate in effect at the time such conversion is performed, as determined by the Company. Participant understands and agrees that neither the Company nor any affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the PSUs, or of any amounts due to Participant or as a result of the subsequent sale of any Shares issuable upon settlement of the Award.
6.
Additional Restrictions. The Company reserves the right to impose other requirements on the PSUs and the shares of Stock issuable upon settlement of the Award, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
7.
Securities Law Notice. Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Award Agreement (of which this Addendum is a part), the Plan, and any other communications or materials that Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in Participant’s jurisdiction.
8.
No EU Prospectus. This document does not constitute a prospectus within the meaning of Regulation (EU) 2017/1129. In participating in the Plan, Participant acknowledges that no prospectus will be published for the purpose of the offering, issuance and sale of the underlying Shares and any offering of the Shares is conducted by the Company in reliance on an exemption from the obligation to publish a prospectus set forth in Article 1 of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.
9.
Acknowledgment of Nature of Plan and Rights. In participating in the Plan, Participant acknowledges that:
(a)
For employment and labor law purposes, the PSUs and any Shares issuable upon settlement of the PSUs are an extraordinary item that do not constitute wages of any kind for services of any kind rendered to the Company Group, and the award of rights is outside the scope of Participant’s employment or service contract, if any;
(b)
For employment and labor law purposes, the PSUs and any Shares issuable upon settlement of the PSUs are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments or entitlements, notice of termination or indemnity, compensation or damages in lieu of such notice, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company Group;
(c)
The PSUs and any Shares issuable upon settlement of the PSUs are not intended to be an integral component of compensation or to replace any pension rights or compensation;
(d)
Neither the rights nor any provision of Plan or the policies adopted pursuant to the Plan confer upon any Participant any right with respect to service or employment or continuation of current service or employment and shall not be interpreted to form a service or employment contract or relationship with the Company Group;
(e)
The future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f)
If the underlying Shares do not increase in value, the right may have no value;
(g)
If the PSUs vest and settle and Participant acquires Shares, the value of the Shares acquired upon settlement may increase or decrease in value;
(h)
In consideration of the grant of the PSUs hereunder, no claim or entitlement to compensation or damages arises from termination of the PSUs, and no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from termination of Participant’s employment by the Company Group (for any reason whatsoever, whether with or without Cause, whether with or without prior notice, and whether or not in breach of local employment or labor laws) and Participant irrevocably releases the Company Group from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim; and
(i)
For purposes of the PSUs, a Termination of Service will be deemed to have occurred as of the date Participant is no longer actively providing services to the Company (regardless of the reason for such Termination of Service and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or otherwise rendering services, or the terms of Participant’s employment or other service agreement, if any). Participant’s employment or service relationship will not be extended by any notice period (e.g., Participant’s period of service will not be extended by any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or otherwise rendering services, or the terms of Participant’s employment or other service agreement, if any). Unless otherwise expressly provided in the Plan or determined by the Company, Participant’s right to vest in the PSUs, if any, will terminate as of the date of Termination of Service. Notwithstanding the forgoing, the Administrator shall have exclusive discretion to determine when a Termination of Service has occurred for purposes of the PSUs (including when Participant is no longer considered to be actively providing services while on a leave of absence). In the event of Participant’s leave of absence, vesting of the PSUs shall be governed by the Company’s leave of absence policies, as may be amended from time to time, and in accordance with Applicable Laws.

CANADA

1.
Termination of Service. The following provision replaces Section 9(i) of this Appendix:

For purposes of the Award and any related rights or entitlements, Participant’s Termination of Service is deemed to occur (regardless of the reason for the termination, whether with or without Cause, whether with or without prior notice, and whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant is employed or otherwise rendering services or the terms of Participant’s employment or service agreement, if any) on the date that is the earliest of (a) the effective termination date of Participant’s employment or service agreement, or (b) the date Participant is no longer actively employed by or actively providing services to the Company or any of its Subsidiaries following Participant’s receipt of a notice of termination of employment or service agreement, or Participant’s delivery of a notice of resignation or termination of service agreement to the Company or any of its Subsidiaries, in any such case regardless of (and without including) any notice of termination or resignation period or any period of pay, indemnity, compensation or damages in lieu of such notice mandated under Applicable Laws (including, but not limited to, statutory law, regulatory law, civil law and/or common law) in the jurisdiction where Participant is employed or otherwise rendering services or the terms of Participant’s employment or other service agreement, if any. For greater certainty, for purposes of this

Award and any related rights or entitlements, Participant will not be considered to be employed by or providing services to the Company or any of its Subsidiaries, whether actively or otherwise, and shall not be entitled to further vesting of the Award, or any indemnity, compensation or damages in lieu thereof, in respect of any notice of termination period required or any retroactive period during which Participant is deemed to be in the employ or service of the Company or any of its Subsidiaries, whether pursuant to Applicable Laws in the jurisdiction where Participant is employed or rendering services or pursuant to a decision of a court or tribunal of competent jurisdiction.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued participation in the Plan during a minimum statutory notice period, Participant acknowledges that his or her right to participate in the Plan, if any, will terminate effective as of the last day of Participant’s minimum statutory notice period, but Participant will not earn or be entitled to pro-rata vesting if the vesting date falls after the end of Participant’s statutory notice period, nor will Participant be entitled to any compensation for lost vesting.

2.
Payment After Vesting. The grant of PSUs does not provide any right for Participant to receive a cash payment, and settlement of the PSUs is payable only in Shares.
3.
Language. The following provisions will apply if Participant is a resident of Quebec. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and written communications relating directly or indirectly hereto be drawn up in English.

Langue: Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et communications écrites s’y rattachant, directement ou indirectement.

4.
Securities Law Information. Canadian residents are permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of such shares acquired under the Plan takes place outside Canada through the Nasdaq stock exchange on which the shares of Common Stock are listed.
5.
Notwithstanding any other provisions, the Company designates that any stock issued under the PSUs granted herein is a “non-qualifying security” pursuant to subsection 110(1.4) of the Income Tax Act (Canada).
6.
Foreign Asset/Account Reporting Information. Canadian taxpayers are required to report any foreign specified property, including Shares acquired under the Plan and rights to receive Shares (e.g., PSUs) on Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time during the year. PSUs must be reported (generally, at nil cost) if the C$100,000 cost threshold is exceeded because of other foreign specified property held by Participant. For Shares acquired under the Plan, cost generally is the adjusted cost basis (“ACB”), which would ordinarily be equal the fair market value of such shares at the time of acquisition. If, however, Participant owns other Shares in the Company, the ACB of the Shares acquired under the Plan will need to be averaged with the ACB of the other Shares. The statement is due at the same time as Participant’s annual tax return. Participant should consult their personal tax advisor to ensure compliance with applicable reporting obligations.

TAIWAN

1.
Securities Law Information. The offer of participation in the Plan is available only for Consultants, Directors and Employees of the Company and its Subsidiaries. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company. Neither the Plan nor the PSUs are registered in Taiwan with the Securities and Futures Bureau or subject to the securities laws of Taiwan.

UNITED KINGDOM

1.
Incorporation of Terms of the Plan. Notwithstanding anything in the Plan to the contrary, in the United Kingdom only Employees are eligible to be granted Awards. Other persons who are not Employees are not eligible to receive Awards in the United Kingdom. This Agreement forms the rules of the employee share scheme applicable to United Kingdom-based Employees. All Awards granted to Employees who are based in the United Kingdom will be granted on similar terms. This Agreement incorporates the terms of the Plan with the exception that reference to “Service Provider” when used in the Plan (as incorporated into the Agreement) and in the Agreement itself shall mean Employee only and shall not include other persons providing services to the Company or any Subsidiary. Accordingly, all references in the Agreement to Participant’s service, service agreement or termination of service shall be interpreted as references to Participant’s employment, contract of employment or termination of employment.
2.
Tax Withholding and Indemnity. This provision supplements Section 3.1 of the Agreement:

(a) If Participant is a resident of the United Kingdom, then the “Tax Obligations” shall also include Participant’s primary (employee) national insurance contributions and, at the Company’s discretion, any secondary (employer) national insurance contributions of the Company Group (or other similar obligations wherever in the world arising). Participant agrees that Participant is liable for all Tax Obligations and hereby covenants to pay all such Tax Obligations as and when requested by the Company Group or by His Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company Group against any Tax Obligations that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf that is attributable to: (1) the grant or settlement of, or any benefit derived by Participant from, the PSUs or the Shares which are the subject of the PSUs; (2) the transfer or issuance of Shares on the settlement of the PSUs; (3) any restrictions applicable to any Shares held by Participant ceasing to apply thereto; or (4) the disposal of any Shares (each, a “Taxable Event”).

(b) The PSUs cannot be settled until Participant has made such arrangements as the Company may require for the satisfaction of any Tax Obligations that may arise in connection with the vesting and settlement of the PSUs and/or the acquisition of Shares by Participant. The Company shall not be required to issue, allot or transfer Shares until Participant has satisfied this obligation. Participant undertakes that, upon request by the Company, Participant will join with his or her Employer in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the Shares issued upon vesting of the PSUs on any occasion will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares.

(c) Participant agrees that if Participant does not pay or the Company Group does not withhold from Participant the full amount of all Tax Obligations that Participant owes due to any Taxable Event within ninety (90) days after the end of the tax year in which the Taxable Event occurred, or such other period specified in Section 222(1)(c) of ITEPA, then the amount that should have been withheld shall constitute a loan owed by Participant to the Employer, effective ninety (90) days after the end of the tax year in which the Taxable Event occurred. Participant agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to Participant by the Employer, by withholding in Shares issued upon vesting and settlement of the PSUs or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from Participant. Participant also authorizes the Company to delay the issuance of any Shares to Participant unless and until the loan is repaid in full.

(d) Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant understands that the foregoing provision will not apply. Instead, any Tax Obligations not collected within ninety (90) days of the end of the UK tax year in which an event giving rise to the Tax Obligation occurs may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any national insurance contributions due on this additional benefit, which can be recovered by any means set out in the Agreement.